                                                                    EXHIBIT 99.1


                          LEXICON GENETICS REPORTS 2005
                         THIRD QUARTER FINANCIAL RESULTS

THE WOODLANDS, TEXAS, NOVEMBER 1, 2005 -- Lexicon Genetics Incorporated (Nasdaq:
LEXG), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today reported financial results for the three and nine months ended September 30, 2005.

REVENUES: Lexicon's revenues for the three months ended September 30, 2005 increased seven percent to $14.0 million from $13.1 million for the corresponding period in 2004. The increase was primarily attributable to collaborative research revenue recognized under Lexicon's alliance with Organon and its award from the Texas Enterprise Fund for the creation of a knockout mouse embryonic stem cell library. The third quarter of 2004 contained a performance milestone payment received by Lexicon under its therapeutic protein and antibody target discovery alliance with Genentech, Inc. The increase in revenue from Lexicon's new agreements was partially offset by a decline in subscription and license fees related to Lexicon's termination in December 2004 of the remaining subscription to its LexVision(R) database. For the nine months ended September 30, 2005, revenues increased 17 percent to $41.8 million from $35.7 million for the corresponding period of 2004.

RESEARCH AND DEVELOPMENT EXPENSES: Research and development expenses for the three months ended September 30, 2005 increased four percent to $23.3 million from $22.5 million for the corresponding period in 2004. The increase was primarily the result of external research costs associated with preclinical and scale-up activities for Lexicon's lead drug development programs and increased personnel required to support the expansion and advancement of Lexicon's drug discovery programs. For the nine months ended September 30, 2005, research and development expenses increased three percent to $69.8 million from $67.5 million for the corresponding period in 2004.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses for the three months ended September 30, 2005 increased two percent to $4.7 million from $4.6 million for the corresponding period in 2004. For the nine months ended September 30, 2005, general and administrative expenses decreased three percent to $13.9 million from $14.3 million for the corresponding period in 2004.

NET LOSS: Net loss for the three months ended September 30, 2005 decreased to $14.1 million, or $0.22 per share, from a net loss of $14.4 million, or $0.23 per share, in the corresponding period in 2004. Net loss for the nine months ended September 30, 2005 decreased to $42.2 million, or $0.66 per share, from a net loss of $46.6 million, or $0.74 per share, in the corresponding period in 2004.

CASH AND INVESTMENTS: As of September 30, 2005, Lexicon had $90.2 million in cash and investments, compared to $72.8 million as of June 30, 2005 and $87.6 million as of December 31, 2004. Cash and investments at September 30, 2005 was favorably impacted by the receipt in August 2005 of $35 million pursuant to Lexicon's award from the Texas Enterprise Fund for the creation of a genome-wide knockout mouse embryonic stem cell library. Cash and investments includes restricted cash and investments of $0.4 million on September 30, 2005, June 30, 2005 and December 31, 2004.

"We continue to demonstrate healthy revenue growth from collaborative research and solid expense control, enabling us to narrow our net loss for the seventh consecutive quarter-over-quarter period," said Julia P. Gregory, Lexicon's executive vice president, corporate development and chief financial officer. "Our newest collaborations have also had a positive impact on our cash and investments."

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THIRD QUARTER 2005 HIGHLIGHTS

AWARD FROM TEXAS ENTERPRISE FUND: In July 2005, Lexicon announced it was awarded $35 million from the Texas Enterprise Fund for the creation of a knockout mouse embryonic stem cell library containing 350,000 cell lines. Lexicon will create this new library using its proprietary gene trapping technology for the Texas Institute for Genomic Medicine, a newly formed non-profit institute. In addition, Lexicon will equip the Institute with the bioinformatics software required for the management and analysis of data relating to the library. The $35 million award was paid to Lexicon in August 2005.

CONTRACT WITH NATIONAL INSTITUTES OF HEALTH: Lexicon entered into a three-year contract to provide selected knockout mouse lines and related phenotypic data to the United States National Institutes of Health (NIH). Under the contract, NIH may select lines of knockout mice and related phenotypic data from among lines that Lexicon has elected to make available. These materials are related to genes that have already been knocked out and analyzed by Lexicon. Lexicon will receive payment from NIH of approximately $4.9 million for NIH's initial order of knockout mouse lines. Lexicon retains the sole right to provide these materials to commercial entities. NIH is obtaining these materials from Lexicon as a first step in its recently announced Knockout Mouse Project, which has a goal of obtaining a knockout for every gene.

"During the third quarter, several of our drug discovery programs made progress, with compounds demonstrating proof-of-concept in preclinical testing," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer. "We utilize our technology asset base to help fund our key strategic priorities -- drug discovery and the rapid development of our lead programs."

LEXICON CONFERENCE CALL:

Dr. Arthur T. Sands and Julia P. Gregory will host a conference call at 11:00 a.m. Eastern Time on Tuesday, November 1, 2005 to review Lexicon's recent operating highlights and its financial results for the nine months ended September 30, 2005 and discuss the company's fourth quarter financial guidance.

The dial-in number for the conference call is 800-289-0552 (within the United States) or 913-981-5536 (international). The pass code for all callers is 3420717. Investors can access www.lexicon-genetics.com to listen to a live webcast of the call. The webcast will be archived and available for review through November 4, 2005.

ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease. Lexicon is systematically discovering the physiological and behavioral functions of genes to identify potential points of therapeutic intervention, or drug targets. Lexicon makes these discoveries using its proprietary gene knockout technology to model the physiological effects that could be expected from prospective drugs directed against novel targets. The Company has advanced knockout-validated targets into drug discovery programs in six therapeutic areas: diabetes and obesity, cardiovascular disease, psychiatric and neurological disorders, cancer, immune system disorders and ophthalmic disease. Lexicon is working both independently and through strategic collaborations and alliances to accelerate the development and commercialization of its discoveries. Additional information about Lexicon is available through its corporate website, www.lexicon-genetics.com.

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SAFE HARBOR STATEMENT

         This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct preclinical development of its drug candidates and advance such candidates into clinical development, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as those relating to manufacturing, the regulatory process, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking Statements" and "Business -- Risk Factors" in Lexicon's annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

CONTACT FOR LEXICON GENETICS:
Bobbie Faulkner
Manager, Investor Relations
(281) 863-3503
bfaulkner@lexgen.com

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                          LEXICON GENETICS INCORPORATED

                             SELECTED FINANCIAL DATA

                                                                   THREE MONTHS ENDED           NINE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS DATA                           SEPTEMBER 30,                SEPTEMBER 30,
                                                                 ----------------------      ----------------------
(In thousands, except per share data)                              2005          2004          2005          2004
                                                                 --------      --------      --------      --------
                                                                      (UNAUDITED)                  (UNAUDITED)
Revenues:
   Collaborative research ..................................     $ 13,520      $ 11,492      $ 36,174      $ 27,997
   Subscription and license fees ...........................          443         1,617         5,612         7,732
                                                                 --------      --------      --------      --------
     Total revenues ........................................       13,963        13,109        41,786        35,729
Operating expenses:
   Research and development ................................       23,344        22,485        69,771        67,466
   General and administrative ..............................        4,674         4,573        13,856        14,259
                                                                 --------      --------      --------      --------
     Total operating expenses ..............................       28,018        27,058        83,627        81,725
                                                                 --------      --------      --------      --------
Loss from operations .......................................      (14,055)      (13,949)      (41,841)      (45,996)
Interest income ............................................          767           405         1,764         1,198
Interest expense ...........................................         (833)         (833)       (2,465)       (1,829)
Other income, net ..........................................           --            --           313            (4)
                                                                 --------      --------      --------      --------
Net loss ...................................................     $(14,121)     $(14,377)     $(42,229)     $(46,631)
                                                                 ========      ========      ========      ========
Net loss per common share, basic and diluted ...............     $  (0.22)     $  (0.23)     $  (0.66)     $  (0.74)
                                                                 ========      ========      ========      ========
Shares used in computing net loss per common share .........       64,134        63,422        63,767        63,286

CONSOLIDATED BALANCE SHEET DATA                                                          AS OF SEPTEMBER 30,      AS OF DECEMBER 31,
(In thousands)                                                                                  2005                     2004
                                                                                         -------------------      ------------------
                                                                                            (UNAUDITED)
Cash and investments, including restricted cash and investments of $430................      $  90,241                $  87,558
Property and equipment, net............................................................         85,996                   84,573
Goodwill...............................................................................         25,798                   25,798
Intangible assets other than goodwill, net.............................................            940                    1,840
Total assets...........................................................................        208,967                  211,980
Deferred revenue.......................................................................         79,495                   37,592
Current and long-term debt.............................................................         37,120                   37,631
Accumulated deficit....................................................................       (303,344)                (261,115)
Total stockholders' equity ............................................................         79,854                  121,594